EXHIBIT 8
[Baker & Hostetler LLP Letterhead]
November 7, 2006
Developers Diversified Realty Corporation
3300 Enterprise Parkway
Beachwood, Ohio 44122
Re: Qualification as a REIT
Ladies and Gentlemen:
     In connection with the registration statement on Form S-3 to be filed with the Securities and Exchange Commission (“SEC”) on the date hereof (the “Registration Statement”), you have requested our opinion regarding whether Developers Diversified Realty Corporation (the “Company”) qualified as a real estate investment trust (“REIT”) for its taxable years ended December 31, 1993 through December 31, 2005, whether it was organized in conformity with the requirements for qualification as a REIT, and whether its method of operation enabled the Company to meet, and will enable it to continue to meet, the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”).
     This opinion is based on certain representations made by the Company as to factual matters as set forth in the registration statements on Forms S-3 and S-11 previously filed with the SEC (the “Prior Registration Statements”). In addition, this opinion is based upon a representation letter and certificate (the “Representation Letter”) certifying and covenanting, among other items, that the Company has made a timely election to be taxed as a REIT under the Code commencing with its initial taxable year ended December 31, 1993, and, commencing with such initial taxable year, the Company has operated and will continue to operate in accordance with the terms and provisions of its Articles of Incorporation and Code of Regulations and as described in the Registration Statement and the Prior Registration Statements. We have not attempted to verify independently such representations and statements, but in the course of our representation nothing has come to our attention that would cause us to question the accuracy thereof.
     Finally, for purposes of our review, we have also assumed, with your consent, the genuineness of all signatures on original or certified copies of documents we have examined, the legal capacity of natural persons, the authority of any individual or individuals who executed any such documents on behalf of any other person, the authenticity of all documents submitted to us as originals and the conformity to original or certified copies of all copies submitted to us as certified or reproduction copies.
     Based on the Representation Letter and subject to the foregoing and to the qualifications below, it is our opinion that the Company qualified as a REIT for its taxable years ended

December 31, 1993 through December 31, 2005, the Company is organized in conformity with the requirements for qualification as a REIT under the Code, and the Company’s current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT for its current and subsequent taxable years.
     The opinions set forth in this letter are based on existing law as contained in the Code and regulations promulgated thereunder, in effect on the date hereof, and the interpretations of such provisions and regulations by the Internal Revenue Service (the “IRS”) and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively, and to possibly different interpretations. Also, any variation from the factual statements set forth in the Registration Statement, the Prior Registration Statements or the Representation Letter may affect the conclusions stated herein. Moreover, the Company’s qualification and taxation as a REIT depends upon the Company’s ability to meet, through actual annual operating results, distributions to shareholders, asset composition levels, and diversity of share ownership, the various qualification tests imposed under the Code, the results of which will not be reviewed by Baker & Hostetler LLP. Accordingly, no assurance can be given that the actual results of the Company’s operations for any one taxable year will satisfy such requirements. We wish to point out that our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein but, because our opinions are not binding upon the IRS or any court, there can be no assurance that contrary positions may not successfully be asserted by the IRS.
     This opinion is limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state or locality. Additional issues may exist that could affect the federal tax treatment of the transactions or matters addressed above and our opinions do not consider or provide a conclusion with respect to any such additional issues. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion is solely for the information and use of the addressee and may not be relied on or referred to by any other person or entity without the express written consent of this Firm.
     We hereby consent to the filing of this opinion as Exhibit 8 to the Registration Statement in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act and the reference to us under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.
     To Comply with IRS Circular 230, we inform you that: (i) any discussion of United States federal income tax issues in this opinion was written to support the promotion and marketing by others of the matters addressed herein; (ii) any discussion of United States federal income tax issues in this opinion was not intended or written by us to be relied on, and cannot be relied on, by any person for the purpose of avoiding United States federal tax penalties that may be imposed on such person; and (iii) each taxpayer should seek advice based on their particular circumstances from an independent tax advisor.
/s/ Baker & Hostetler LLP